                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
--------------------------------------------------------------------------------

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         The Neiman Marcus Group, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Eric P. Geller
                         The Neiman Marcus Group, Inc.
                               27 Boylston Street
                            Chestnut Hill, MA 02467
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[NEIMAN MARCUS LOGO]
                                                     The Neiman Marcus Group,
                                                     Inc.
                                                     27 Boylston Street
                                                     Chestnut Hill, MA 02467
                                                     (617) 232-0760

                                                               November 22, 2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 19, 2001

     The Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Friday, January 19, 2001, AT THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET, CHESTNUT HILL, MASSACHUSETTS, for the following purposes:

          1. To elect two Class I directors, both of whom are Class B directors.

          2. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

          3. To consider and act on a proposal submitted by a stockholder of the Company concerning cumulative voting.

          4. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors

                                                      ERIC P. GELLER
                                                        Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[NEIMAN MARCUS LOGO]
                                                     The Neiman Marcus Group,
                                                     Inc.
                                                     27 Boylston Street
                                                     Chestnut Hill, MA 02467
                                                     (617) 232-0760

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 19, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Neiman Marcus Group, Inc. (the "Company" or "Neiman Marcus") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, January 19, 2001, at THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET, CHESTNUT HILL, MASSACHUSETTS, and at any adjournments or postponements thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein, FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year and AGAINST the proposal submitted by a stockholder concerning cumulative voting. If any other matters are properly presented at the meeting for consideration, the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

     Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying forms of proxy is expected to commence on or about November 22, 2000.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on November 21, 2000 as the record date for determining the stockholders having the right to vote at the Annual Meeting (the "Record Date"). As of the Record Date there were outstanding and entitled to vote at the meeting 27,592,692 shares of Class A Common Stock and 19,941,432 shares of Class B Common Stock. Each holder of record of the Company's Class A Common Stock and Class B Common Stock on the Record Date is entitled to one vote per share at the meeting. HOWEVER, SINCE ONLY CLASS B DIRECTORS ARE STANDING FOR ELECTION AT THE 2001 MEETING, ONLY HOLDERS OF CLASS B COMMON STOCK WILL BE ENTITLED TO VOTE ON THE ELECTION OF DIRECTORS AT THIS MEETING. In all other matters being submitted to a vote of the stockholders at the meeting, holders of Class A Common Stock and Class B Common Stock will vote together as a single class. As further described below, Harcourt General, Inc. has agreed to vote its shares of Class A Common Stock on all matters in proportion to the votes cast affirmatively or negatively by all other holders of Class A Common Stock.

     Shares of common stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of November 8, 2000, with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock; (ii) each executive officer named in the Summary Compensation Table; (iii) each director of the Company; and (iv) all current directors and executive officers of the Company as a group.

     Holders of Class A Common Stock have the right to elect up to 18% of the Board of Directors and holders of Class B Common Stock have the right to elect at least 82% of the Board of Directors. The Class A Common Stock and Class B Common Stock are identical in all other respects. Harcourt General has agreed to vote the shares of the Company's Class A Common Stock retained by it (the "Retained Shares") following the distribution to its shareholders in October 1999 (the "Distribution") of its controlling equity position in the Company on all matters in proportion to the votes cast affirmatively or negatively by all other holders of Class A Common Stock.

                                                                                                    TOTAL
                                       CLASS A COMMON STOCK        CLASS B COMMON STOCK         COMMON STOCK
                                     -------------------------   -------------------------   -------------------
                                                 PERCENTAGE OF               PERCENTAGE OF   PERCENTAGE OF TOTAL
     NAME OF BENEFICIAL OWNER        NUMBER(1)       CLASS       NUMBER(1)       CLASS          COMMON STOCK
     ------------------------        ---------   -------------   ---------   -------------   -------------------
Smith Family Group(2)..............    40,700       *            6,038,586        30.3%             12.7%
  c/o Richard A. Smith
  Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467
Harcourt General, Inc.(3)..........  4,988,542       18.1%             --         --                10.5%
  27 Boylston Street
  Chestnut Hill, MA 02467
Richard A. Smith(2)................     --          --           4,007,853        20.1%              8.4%
Nancy L. Marks(2)..................     --          --           3,041,932        15.3%              6.4%
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467
Gabelli Funds, Inc.(4).............  1,317,553        4.8%       3,782,023        19.0%             10.7%
  One Corporate Center
  Rye, NY 10580
PRIMECAP Management Company(5).....  3,163,600       11.5%       1,487,363         7.5%              9.8%
  225 South Lake Avenue
  Pasadena, CA 91101
Neuberger Berman, LLC(6)...........  1,038,497        3.8%       1,108,596         5.6%              4.5%
  605 Third Avenue
  New York, NY 10158
Southeastern Asset Management,
  Inc.(7)..........................        --          --        2,654,100        13.3%              5.6%
  6410 Poplar Avenue
  Memphis, TN 38119

                                                                                                    TOTAL
                                       CLASS A COMMON STOCK        CLASS B COMMON STOCK         COMMON STOCK
                                     -------------------------   -------------------------   -------------------
                                                 PERCENTAGE OF               PERCENTAGE OF   PERCENTAGE OF TOTAL
     NAME OF BENEFICIAL OWNER        NUMBER(1)       CLASS       NUMBER(1)       CLASS          COMMON STOCK
     ------------------------        ---------   -------------   ---------   -------------   -------------------
Burton M. Tansky(8)................   228,520       *               --            --              *
Hubert W. Mullins(9)...............    57,445       *               --            --              *
Gerald A. Sampson(10)..............   106,844       *               --            --              *
Karen W. Katz(11)..................    31,984       *               --            --              *
Matina S. Horner(12)...............     5,934       *               --            --              *
Vincent M. O'Reilly(13)............     2,566       *                 218          *              *
Walter J. Salmon(14)...............    11,708       *               --            --              *
Robert A. Smith(2)(13).............    20,350       *             302,088          1.5%           *
Brian J. Knez(2)(14)...............    20,350       *             229,468          1.2%           *
John R. Cook(15)...................     3,600       *               9,718          *              *
All current executive officers and
  directors as a group (20
  persons)(16).....................   511,799         1.8%       4,549,600        22.8%             10.6%

---------------
* Less than 1%.

 (1) Unless otherwise indicated in the following footnotes, each stockholder referred to above has sole voting and dispositive power with respect to the shares listed. Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the Securities and Exchange Commission (the "Commission"). The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group". See
     Note 2. Mr. Smith disclaims beneficial ownership of 2,512,752 shares of Class B Common Stock held by various family trusts, foundations and companies. Mrs. Marks disclaims beneficial ownership of 1,328,343 shares of Class B Common Stock held by various family trusts, foundations and companies.

 (2) The Smith Family Group includes Richard A. Smith, Chairman of the Company; Nancy L. Marks, Mr. Smith's sister; Robert A. Smith, Co-Chief Executive Officer and a director of the Company and Brian J. Knez, Co-Chief Executive Officer and a director of the Company, who are, respectively, the son and son-in-law of Richard A. Smith; other members of their families and various family trusts, foundations and companies. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table. Members of the Smith Family Group may be regarded as controlling persons of Harcourt General, as the Smith Family Group owns in the aggregate approximately 28% of the outstanding equity securities of Harcourt General and virtually all of the Harcourt General Class B Stock which carries special voting rights under certain circumstances. The shares beneficially owned by Harcourt General are not included in the amount shown for the Smith Family Group. See footnote 3 with respect to the proposed sale of Harcourt General.

     The Smith Family Group has filed a Schedule 13D with the Commission which discloses that certain members of the Smith Family Group have entered into a stockholders agreement dated as of September 1, 1999 (the "Stockholders Agreement"). The Stockholders Agreement provides that members of the Smith Family Group holding a total of 5,897,710 shares of Class B Common Stock (representing 98% of the shares of Class B Common Stock beneficially owned by the Smith Family Group) are prohibited from transferring such shares for three years from the date of the Distribution subject to certain exceptions. Following such three-year period, such shares will be subject to a right of first offer pursuant to which any party to the Stockholders Agreement desiring to transfer such shares must first offer to sell such shares to the other parties to the

Stockholders Agreement and, to the extent such parties do not buy all the shares, then to the Company.

 (3) The Company and Harcourt General are parties to an agreement pursuant to which Harcourt General has agreed to vote the Retained Shares on all matters in proportion to the votes cast affirmatively or negatively by all other holders of Class A Common Stock. In addition, Harcourt General has agreed, subject to certain exceptions, that for the two year period ending on October 21, 2001, it will not sell, exchange or transfer in any 60-day period Retained Shares representing 5% or more of the total outstanding shares of the Class A Common Stock and Class B Common Stock without first offering to the Company the right to purchase such shares. Harcourt General intends to dispose of the Retained Shares as market conditions permit and, in any event, before 2005. On October 27, 2000, Harcourt General announced that it had entered into a definitive agreement to sell Harcourt General to a subsidiary of Reed Elsevier plc which, upon completion of such transaction, would become subject to Harcourt General's obligations as set forth in this Note 3.

 (4) The information reported with respect to the Class A Common Stock is based on a Schedule 13D dated October 24, 2000 filed with the Commission by the Gabelli Funds, Inc. and its affiliates (collectively, the "Gabelli Affiliates"). With respect to the Class B Common Stock, the information reported is based on a Schedule 13D dated November 6, 2000 filed with the Commission by the Gabelli Affiliates. The Gabelli Affiliates have sole voting power and sole dispositive power with respect to all of the shares reported in the table.

 (5) The information reported with respect to the Class A Common Stock is based on a Schedule 13G dated October 31, 2000 filed with the Commission by PRIMECAP Management Company. With respect to the Class B Common Stock, the information reported is based on a Schedule 13G dated November 19, 1999 filed with the Commission by PRIMECAP Management Company. PRIMECAP Management Company has sole voting power with respect to 609,800 shares of Class A Common Stock and 359,055 shares of Class B Common Stock reported in the table and sole dispositive power with respect to all of the shares reported in the table.

 (6) The information reported is based on information provided by Neuberger Berman, LLC as of November 17, 2000 with respect to its ownership of Neiman Marcus common stock. Neuberger Berman, LLC has sole voting power and shared dispositive power with respect to all of the shares reported in the table.

 (7) The information reported with respect to the Class A Common Stock is based on a Schedule 13G dated January 7, 2000 filed with the Commission by Southeastern Asset Management, Inc. Southeastern Asset Management, Inc. has shared voting and dispositive power with respect to all of the shares reported in the table.

 (8) Includes 156,620 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 8, 2000. Also includes 47,900 shares of restricted Class A Common Stock over which Mr. Tansky has voting but not dispositive power.

 (9) Includes 17,920 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 8, 2000. Also includes 36,100 shares of restricted Class A Common Stock over which Mr. Mullins has voting but not dispositive power and 1,977 shares of Class A Common Stock allocated to Mr. Mullins under the Company's Employee Savings Plan ("ESP") as to which Mr. Mullins shares voting power with the trustee of the ESP.

(10) Includes 51,920 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 8, 2000. Also includes 20,500 shares of restricted Class A Common Stock over which Mr. Sampson has voting but not dispositive power.

(11) Includes 12,800 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 8, 2000. Also includes 13,300 shares of restricted Class A Common Stock over which Ms. Katz has voting but not dispositive power and 1,084 shares of

Class A common Stock allocated to Ms. Katz under the ESP as to which Ms. Katz shares voting power with the trustee of the ESP.

(12) Dr. Horner, Mr. O'Reilly and Mr. Salmon hold, respectively, 5,934, 1,766 and 1,766 common stock based units which are included in the table. These directors do not have voting or dispositive power with respect to these common stock based units. See Directors' Compensation.

(13) Includes 11,100 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 8, 2000. Also includes 4,398 shares of restricted Class B Common Stock and 9,250 shares of restricted Class A Common Stock over which Mr. Smith has voting but not dispositive power. All of the shares reported for Mr. Smith are included in the shares owned by the Smith Family Group. See Note 2. Mr. Smith disclaims beneficial ownership of 4,000 shares of Class B Common Stock held by a charitable foundation and 4,652 shares of Class B Common Stock held by a trust.

(14) Includes 11,100 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 8, 2000. Also includes 4,398 shares of restricted Class B Common Stock and 9,250 shares of restricted Class A Common Stock over which Mr. Knez has voting but not dispositive power. All of the shares reported for Mr. Knez are included in the shares owned by the Smith Family Group. See Note 2. Mr. Knez disclaims beneficial ownership of 228,579 shares of Class B Common Stock held by his spouse and by various family trusts and foundations.

(15) Includes 3,600 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 8, 2000. Also includes 2,199 shares of restricted Class B Common Stock and 3,000 shares of restricted Class A Common Stock with respect to which Mr. Cook has voting but not dispositive power.

(16) Includes (i) 281,260 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 8, 2000, (ii) 152,800 shares of restricted Class A Common Stock and 18,371 shares of restricted Class B Common Stock over which individuals in the group have voting but not dispositive power, (iii) 3,061 shares of Class A Common Stock allocated to individuals in the group under the ESP as to which such individuals share voting power with the trustee of the ESP, and (iv) the 9,466 common stock based units referred to in Note 12 above.

                           1.  ELECTION OF DIRECTORS

     The Company's Board of Directors is separated into three classes (Class I, Class II and Class III), only one of which classes is scheduled for election each year. At each Annual Meeting a Class of directors is elected for a full term of three years. In addition, pursuant to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), holders of Class B Common Stock are entitled to elect at least 82% of the Company's Board of Directors and holders of the Class A Common Stock are entitled to elect the remaining directors. The Board of Directors has fixed the number of directors at seven, one of whom is elected by the holders of the Class A Common Stock and six of whom are elected by the holders of the Class B Common Stock. To ensure that there will be at least one Class A director at all times, the Company's Board of Directors may not consist of less than six members.

     AT THE 2001 ANNUAL MEETING, TWO CLASS I DIRECTORS ARE TO BE ELECTED, BOTH OF WHOM ARE CLASS B DIRECTORS. CONSEQUENTLY, ONLY HOLDERS OF CLASS B COMMON STOCK ARE ENTITLED TO VOTE FOR THE ELECTION OF DIRECTORS AT THIS MEETING. The persons named in the accompanying forms of proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Each of the nominees is currently a member of the Board of Directors. The Company has no reason to believe that either of the listed nominees will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for substitute nominees. A plurality of the votes cast by the holders of the Class B Common Stock at the Annual Meeting is required to elect the nominees.

     Both of the nominees for director, and the directors who will continue to serve after the 2001 Annual Meeting, are listed below with their principal occupations for the last five years.

            NOMINEES FOR TERMS EXPIRING IN 2004 (CLASS I DIRECTORS)

RICHARD A. SMITH, age 76, Director since 1987, Class B Director

     Chairman of the Company and of Harcourt General; Chief Executive Officer of the Company from January 1997 until December 1998 and prior to December 1991; Chief Executive Officer of Harcourt General from January 1997 until November 1999 and prior to December 1991; Chairman and Chief Executive Officer (until October 2000) of GC Companies, Inc.; Director of the Company, Harcourt General and GC Companies, Inc. In October 2000, GC Companies, Inc. filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code. Mr. Smith is the father of Robert A. Smith and the father-in-law of Brian J. Knez.

ROBERT A. SMITH, age 41, Director since 1997, Class B Director

     Co-Chief Executive Officer of the Company since May 1999; Chief Executive Officer of the Company from December 1998 until May 1999; President and Co-Chief Executive Officer of Harcourt General since November 1999; Co-Chief Executive Officer of Harcourt, Inc. since May 1999; President and Chief Operating Officer of the Company from January 1997 until December 1998; President and Co-Chief Operating Officer of Harcourt General from January 1997 until November 1999; Group Vice President of the Company and of Harcourt General prior to January 1997; President and Chief Operating Officer of GC Companies, Inc. until October 2000; Director of the Company and of Harcourt General. In October 2000, GC Companies, Inc. filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code. Mr. Smith is the son of Richard A. Smith and the brother-in-law of Brian J. Knez.

           DIRECTORS WHOSE TERMS EXPIRE IN 2002 (CLASS II DIRECTORS)

MATINA S. HORNER, PH.D., age 61, Director since 1993, Class B Director

     Executive Vice President of the Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF) and President Emerita of Radcliffe College since 1989; Trustee of Nstar.

BRIAN J. KNEZ, age 43, Director since 1998, Class B Director

     Co-Chief Executive Officer of the Company since May 1999; President and Co-Chief Executive Officer of Harcourt General since November 1999; President and Co-Chief Operating Officer of Harcourt General from January 1997 until November 1999; Co-Chief Executive Officer of Harcourt, Inc. since May 1999; President (until November 1998) and Chief Executive Officer of Harcourt, Inc. prior thereto; Director of the Company and of Harcourt General. Mr. Knez is the son-in-law of Richard A. Smith and the brother-in-law of Robert A. Smith.

WALTER J. SALMON, age 70, Director since 1987, Class B Director

     Stanley Roth Sr. Professor of Retailing (Emeritus since 1997), Graduate School of Business Administration, Harvard University; Director of The Quaker Oats Company, Circuit City Stores, Inc., CarMax, Inc., Luby's Cafeterias, Inc., Harrah's Entertainment, Inc., Cole National Corporation and PetsMart, Inc.

           DIRECTORS WHOSE TERMS EXPIRE IN 2003 (CLASS III DIRECTORS)

VINCENT M. O'REILLY, age 63, Director since 1997, Class A Director

     Distinguished Senior Lecturer, Carroll School of Management, Boston College since October 1997; Executive Vice Chairman of Coopers & Lybrand prior thereto; Director of Eaton Vance Corp. and Teradyne, Inc.

JOHN R. COOK, age 59, Director since 1998, Class B Director

     Senior Vice President and Chief Financial Officer of the Company and of Harcourt General.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended July 29, 2000, the Board of Directors held five meetings and acted by unanimous written consent on eight other occasions. During fiscal 2000, each director of the Company attended at least 75% of the aggregate number of Board meetings and meetings held by committees of which he or she is a member. The Board of Directors has designated five principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met five times during fiscal 2000, are Mr. O'Reilly (Chair), Dr. Horner and Mr. Salmon. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of audit services. The Audit Committee has adopted a charter, a copy of which is attached hereto as

Appendix A. The Company's securities are listed on the New York Stock Exchange ("NYSE") and are governed by its listing standards; all of the members of the Audit Committee meet the independence requirements of these standards.

     Special Review Committee. The members of the Special Review Committee are Mr. Salmon (Chairman), Dr. Horner and Mr. O'Reilly. The Special Review Committee met once during fiscal 2000. A continuing function of the Special Review Committee is to give consideration to those matters requiring the approval of an "Independent Committee" under the terms of the Amended and Restated Intercompany Services Agreement (the "Intercompany Services Agreement") between the Company and Harcourt General, including the consideration of the fees charged to the Company by Harcourt General pursuant to such agreement. For information regarding the Intercompany Services Agreement, see Note 1 to the Summary Compensation Table.

     Compensation Committee. The members of the Compensation Committee, which met once during fiscal 2000 and acted six times by unanimous written consent, are Mr. Salmon (Chairman), Dr. Horner and Mr. O'Reilly. The functions of the Compensation Committee are to review or determine salaries, benefits and other compensation for officers and key employees of the Company and its subsidiaries and to administer the Company's incentive plans.

     Nominating Committee. All of the directors of the Company serve on the Nominating Committee, which did not meet during fiscal 2000. The functions of the Nominating Committee are to nominate directors, make recommendations concerning the structure and membership of the various committees of the Board of Directors, consider questions of management, organization and succession and to act on such other matters as from time to time may be requested by the Board of Directors. In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director must be made in writing and received by the Secretary of the Company, 27 Boylston Street, Chestnut Hill, Massachusetts 02467 no later than October 20, 2001 (see "Deadline for Submission of Stockholder Proposals and Nominations for Director for Annual Meeting of Stockholders to be held in January 2002"). Such writing must set forth (i) the name and address of the stockholder who intends to make the nomination and of each person to be nominated, (ii) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person named, (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (iv) the consent of each proposed nominee to serve as a director of the Company if so elected and (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

     Executive Committee. The members of the Executive Committee, which did not meet during fiscal 2000, are Richard A. Smith (Chairman), Walter J. Salmon, Brian J. Knez and Robert A. Smith. The By-Laws confer upon the Executive Committee the authority to manage the affairs of the Company in the intervals between meetings of the Board of Directors, except that the Committee may not effect certain fundamental corporate actions such as (a) declaring a dividend,
(b) amending the Restated Certificate of Incorporation or the By-Laws, (c) adopting an agreement of merger or consolidation or (d) imposing a lien on substantially all the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters which must be dealt with prior to the next scheduled Board of Directors meeting and which are not sufficiently important to require action by the full Board of Directors.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company or Harcourt General ("Non-Employee Directors") each receive (i) an annual cash retainer of $20,000,
(ii) a fee of $2,000 per Board of Directors meeting attended, (iii) a fee of $750 (the Chairperson receives $1,500) for each committee meeting attended, and
(iv) reimbursement for travel and incidental expenses (an aggregate of $1,807 in fiscal 2000) incurred in attending meetings and carrying out their duties as directors. If a Non-Employee Director is unable to attend a meeting in person but participates by telephone, he or she receives one-half of the fee that would otherwise be payable.

     In addition, each Non-Employee Director is entitled to receive grants of stock-based units in an aggregate amount equal to the value of the annual cash retainer. Grants are made quarterly, with the number of stock-based units in each grant calculated by dividing $5,000 (the amount of the quarterly cash retainer) by the trailing five day average of the closing price of the Company's Class A Common Stock at the end of each fiscal quarter. The value of each Non-Employee Director's stock-based units will be payable only in cash when the Non-Employee Director ceases to serve as a member of the Board of Directors of the Company. These stock-based units do not carry voting or dispositive rights.

     The Company offers Non-Employee Directors the right to elect to receive all or part of the cash portion of their fees on a deferred basis (i) in the form of cash with interest at a rate equal to the average of the top rates paid by major New York banks on three-month negotiable certificates of deposit as quoted on the last business day of the fiscal quarter, or (ii) in the form of stock-based units, calculated on the basis of the trailing five day average of the closing price of the Company's Class A Common Stock at the end of each fiscal quarter. For fiscal 2000, Dr. Horner elected to receive all of her fees on a deferred basis using the stock based method.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of any class of the Company's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 2000.

EXECUTIVE COMPENSATION

                         SUMMARY COMPENSATION TABLE(1)

     The following table provides information on the compensation provided by the Company during fiscal 2000, 1999 and 1998 to the Company's Co-Chief Executive Officers and the four most highly paid executive officers of the Company during fiscal 2000. Under the Intercompany Services Agreement between the Company and Harcourt General, Harcourt General provides certain management services to the Company, including the services of the Company's Co-Chief Executive Officers. Harcourt General has notified the Company of the termination of the Intercompany Services Agreement effective May 14, 2001.

                                                                                LONG-TERM
                                                                             COMPENSATION(3)
                                                                           --------------------
                                                                                  AWARDS
                                           ANNUAL COMPENSATION             --------------------
                                  --------------------------------------   RESTRICTED
                                                            OTHER ANNUAL     STOCK                 ALL OTHER
NAME AND                 FISCAL     SALARY       BONUS      COMPENSATION     AWARDS     OPTIONS   COMPENSATION
PRINCIPAL POSITION        YEAR       ($)         ($)(4)        ($)(5)        ($)(6)       (#)        ($)(7)
------------------       ------   ----------   ----------   ------------   ----------   -------   ------------
Robert A. Smith           2000        --           --         --            $252,063     55,500      --
Co-Chief Executive        1999        --           --         --              --          --         --
Officer(1)(2)             1998        --           --         --              --          --         --

Brian J. Knez             2000        --           --         --            $252,063     55,500      --
Co-Chief Executive        1999        --           --         --              --          --         --
Officer(1)(2)             1998        --           --         --              --          --         --

Burton M. Tansky          2000    $1,000,000   $1,116,000     --            $695,000    140,000     $43,615
President and Chief       1999    $  882,930   $  220,000     --            $248,125     55,000     $27,419
Operating Officer of      1998    $  807,968   $  470,000     --            $260,206     20,200     $$20,227
the Company

Hubert W. Mullins         2000    $  648,000   $  750,000     --            $687,750    189,600     $25,349
Chairman and Chief        1999        --           --         --              --          --         --
Executive Officer of      1998        --           --         --              --          --         --
Neiman Marcus Stores(8)

Gerald A. Sampson         2000    $  540,000   $  409,000     --            $275,813     69,800     $19,797
President and Chief       1999    $  540,000   $   75,000     --            $119,100     12,500     $14,400
Operating Officer of      1998    $  520,000   $  220,000     --            $125,163      9,600     $14,126
Neiman Marcus Stores

Karen W. Katz             2000    $  338,000   $  251,000     --            $208,563     65,000     $11,076
President and Chief       1999        --           --         --              --          --         --
Executive Officer of      1998        --           --         --              --          --         --
Neiman Marcus Direct(9)

---------------
(1) Robert A. Smith, a director and previously President of the Company, became Chief Executive Officer of the Company in December 1998, succeeding Richard
    A. Smith, the Chairman of the Company, who had served as Chief Executive Officer of the Company from January 1997 until December 1998. In May 1999, Brian J. Knez, a director of the Company, was elected by the Board of Directors to serve along with Robert A. Smith as Co-Chief Executive Officer of the Company. Robert A. Smith and Brian J. Knez also serve as President and Co-Chief Executive Officers of Harcourt General. Of the amounts payable under the Intercompany Services Agreement (see Note 2), approximately $664,000 and $673,000 were attributable to Robert A. Smith's services for fiscal 2000 and 1999, respectively, and $399,000 and $205,000 were attributable to Brian J. Knez's services for fiscal 2000 and 1999, respectively. These amounts include costs related to base compensation, bonuses, benefits and amounts necessary to fund retirement benefits, all of which are direct obligations of Harcourt General.

(2) Under the Intercompany Services Agreement, Harcourt General provides certain management, accounting, financial, legal, tax, human resources and other corporate services to the Company, including the services of certain senior officers of Harcourt General who are also senior officers of the Company, in consideration of a fee based on Harcourt General's direct and indirect costs of providing the corporate services. The level of Harcourt General services and fees are subject to the approval of the Special Review Committee of the Board of Directors of the Company, which consists entirely of directors who are independent of Harcourt General. During fiscal years 2000, 1999, and 1998, the Company paid or accrued approximately $6.2 million, $6.0 million and $5.4 million, respectively, to Harcourt General for all of its services under the Intercompany Services Agreement. Prior to fiscal 2000, the senior officers of Harcourt General who provide services to the Company under the Intercompany Services Agreement received all of their compensation for such services from Harcourt General. In fiscal 2000, the Compensation Committee of the Company awarded restricted stock and stock options to these officers. See "Option Grants in Last Fiscal Year" and "Compensation Committee Report on Executive Compensation" below.

    In connection with the proposed sale of Harcourt General (see Note 3 to the table included under "Stock Ownership of Certain Beneficial Owners and Management"), Harcourt General has notified the Company of the termination of the Intercompany Services Agreement effective May 14, 2001.

(3) Other than restricted stock, stock options and equity based awards which may be granted under the Company's 1997 Incentive Plan, the Company does not have a long-term compensation program for its executive officers that includes long-term incentive payouts.

(4) Bonus payments are reported with respect to the year in which the related services were performed.

(5) No disclosure regarding items included in this category is required since no amounts in any of the fiscal years reported for any of the named executive officers exceed the lesser of $50,000 or 10% of the annual salary and bonus for the named executive officer.

(6) Calculated by multiplying the closing price of the Company's Class A Common Stock on the New York Stock Exchange on the date of grant by the number of shares awarded. For all shares of restricted Class A Common Stock granted in fiscal 1998 and 1999 and certain shares of restricted Class A Common Stock granted in fiscal 2000, the restrictions lapse upon the achievement of specified performance targets or, if the specified targets are not reached within five years of the date of grant, then the restrictions lapse eight years from the date of grant. The specified performance targets have not yet been attained. For the remaining shares of restricted Class A Common Stock granted in fiscal 2000, twenty percent of each award is freed from the restrictions each year, commencing one year after the date of grant, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Holders of restricted stock are entitled to vote their restricted shares and receive all dividends which may be paid with respect to such shares. In the event of termination of employment for any reason, other than death or permanent disability, restricted shares are forfeited by the holders and revert to the Company. At the end of fiscal 2000, the named executive officers' restricted stock holdings and market values (based on the New York Stock Exchange closing price of $32.625 for the Company's Class A Common Stock and $31.5625 for the Company's Class B Common Stock at fiscal year-end) were as follows: Mr. Smith -- 13,648 ($440,593); Mr. Knez -- 13,648 ($440,593); Mr. Tansky -- 47,900
    ($1,562,738); Mr. Mullins -- 36,100 ($1,177,763); Mr. Sampson -- 20,500
    ($668,813); and Ms. Katz -- 13,300 ($433,913).

(7) The items accounted for in this column include the cost to the Company of
    (a) matching contributions under the Company's Key Employee Deferred Compensation Plan and (b) group life insurance premiums. For fiscal 2000, such amounts for each of the named executive officers were, respectively, as follows: Mr. Tansky -- $36,091 and $7,524; Mr. Mullins -- $23,859 and $1,490; Mr. Sampson -- $14,895 and $4,902; Ms. Katz -- $10,356 and $720.

(8) Mr. Mullins became an executive officer of the Company on October 6, 1999.

(9) Ms. Katz became an executive officer of the Company on May 15, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options to purchase shares of Class A Common Stock granted under the Company's 1997 Incentive Plan during the fiscal year ended July 29, 2000 to the executive officers named in the Summary Compensation Table.

                                             INDIVIDUAL GRANTS(1)
                                -----------------------------------------------    POTENTIAL REALIZABLE
                                                % OF                                 VALUE AT ASSUMED
                                NUMBER OF      TOTAL                                  ANNUAL RATES OF
                                SECURITIES    OPTIONS                                   STOCK PRICE
                                UNDERLYING   GRANTED TO   EXERCISE                   APPRECIATION FOR
                                 OPTIONS     EMPLOYEES    OR BASE                     OPTION TERM(2)
                                 GRANTED     IN FISCAL     PRICE     EXPIRATION   -----------------------
NAME                               (#)          YEAR       ($/SH)       DATE        5%($)        10%($)
----                            ----------   ----------   --------   ----------   ----------   ----------
R. Smith......................    55,500        3.94%       $27.25    12/23/09    $  951,125   $2,410,336
B. Knez.......................    55,500        3.94%       $27.25    12/23/09    $  951,125   $2,410,336
B. Tansky.....................    30,000        2.13%     $23.1250    10/07/09    $  436,926   $1,105,659
                                 110,000        7.80%     $23.1875    11/04/09    $1,604,074   $4,065,039
H. Mullins....................     9,600        0.68%     $23.1250    10/07/09    $  139,615   $  353,811
                                  80,000        5.67%     $23.1875    11/04/09    $1,166,600   $2,956,392
                                 100,000        7.09%     $22.9375     2/15/10    $1,442,527   $3,655,647
G. Sampson....................     4,800        0.34%     $23.1250    10/07/09    $   69,807   $  176,905
                                  65,000        4.61%     $23.1875    11/04/09    $  947,862   $2,402,069
K. Katz.......................     4,000        0.28%     $23.1250    10/07/09    $   58,173   $  147,421
                                  26,000        1.84%     $23.1875    11/04/09    $  379,145   $  960,827
                                  35,000        2.48%     $25.9375     5/16/10    $  570,918   $1,446,819

---------------

(1) No stock appreciation rights were granted to any named executive officer during fiscal 2000. All option grants are non-qualified stock options to purchase shares of the Company's Class A Common Stock and have a term of 10 years and one day. They become exercisable at the rate of 20% on each of the first five anniversary dates of the grant. All options were granted at fair market value measured by the closing price of the Class A Common Stock on the New York Stock Exchange on the date of grant. See "Severance Agreements; Change of Control Arrangements" below.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information regarding stock options/SARs exercised during fiscal 2000 and the number and value of stock options held at July 29, 2000 by the executive officers named in the Summary Compensation Table.

                                                                     NUMBER OF               VALUE OF
                                                               SECURITIES UNDERLYING        UNEXERCISED
                                                                    UNEXERCISED            IN-THE-MONEY
                                                                  OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                 JULY 29, 2000(#)        JULY 29, 2000($)
                                                               ---------------------   ---------------------
                               SHARES ACQUIRED      VALUE          EXERCISABLE/            EXERCISABLE/
NAME                           ON EXERCISE(#)    REALIZED($)       UNEXERCISABLE         UNEXERCISABLE(1)
----                           ---------------   -----------   ---------------------   ---------------------
R. Smith.....................      --               --                   0/55,500      $          0/$298,313
B. Knez......................      --               --                   0/55,500      $          0/$298,313
B. Tansky....................      --               --            111,580/200,120      $1,700,000/$1,664,375
H. Mullins...................      --               --              9,400/200,700      $  107,875/$1,871,200
G. Sampson...................      --               --              29,840/90,560      $    366,381/$778,563
K. Katz......................       2,300          $27,544           4,600/72,900      $     37,531/$558,063

---------------
(1) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Class A Common Stock on the New York Stock Exchange at fiscal year-end ($32.625) less the option exercise price for those shares. These values have not been realized.

PENSION PLANS

     The Company maintains a funded, qualified pension plan known as The Neiman Marcus Group, Inc. Retirement Plan (the "Retirement Plan"). Most non-union employees over age 21 who have completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment. The Retirement Plan is a "career-average" plan, under which a participant earns each year a retirement annuity equal to 1% of his or her compensation for the year up to the Social Security wage base and 1.5% of his or her compensation for the year in excess of such wage base. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, nonqualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan benefits and Social Security. Executive, administrative and professional employees (other than those employed as salespersons) with an annual base salary at least equal to a minimum established by the Company ($160,000 as of July 29, 2000) are eligible to participate. At normal retirement age (age 65), a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and SERP, computed as a straight life annuity, up to 50% of the participant's highest consecutive 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service, the combined benefit is proportionately reduced. Benefits under the SERP become fully vested after five years of service with the Company.

     The following table, which includes benefits under the Retirement Plan and the SERP, shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 2000 who elects to receive his or her benefit in the form of a straight life annuity. The amounts actually payable will be lower than the amounts shown below, since such amounts will be reduced by 60% of the participant's estimated primary Social Security benefit.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                         UNDER RETIREMENT PLAN AND SERP

              AVERAGE                                  TOTAL YEARS OF SERVICE
            PENSIONABLE               --------------------------------------------------------
              EARNINGS                   5           10          15          20          25
            -----------               --------    --------    --------    --------    --------
$  300,000                            $ 30,000    $ 60,000    $ 90,000    $120,000    $150,000
   500,000                              50,000     100,000     150,000     200,000     250,000
   700,000                              70,000     140,000     210,000     280,000     350,000
   900,000                              90,000     180,000     270,000     360,000     450,000
 1,100,000                             110,000     220,000     330,000     440,000     550,000

     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of July 29, 2000 and years of service creditable at age 65.

                                       PENSIONABLE EARNINGS         YEARS OF SERVICE(2)
                                          FOR YEAR ENDED       ------------------------------
NAME                                     JULY 29, 2000(1)      AT JULY 29, 2000     AT AGE 65
----                                   --------------------    -----------------    ---------
Co-Chief Executive Officers(3).......               --                --               --
B. Tansky............................       $1,000,000                --(4)            21(4)
H. Mullins...........................          648,000                 9               25
G. Sampson...........................          540,000                --(5)            21(5)
K. Katz..............................          338,000                15               25

---------------
(1) In computing the combined benefit under the Retirement Plan and SERP, "pensionable earnings" means, with respect to the Retirement Plan, base salary and any bonus and, with respect to the SERP, base salary only. The amounts shown above include base salary only.

(2) The credited years of service set forth in the table reflect years of credited service under the Retirement Plan, which is a "career average plan" with no limitation on years of credited service. However, credited service under the SERP may not exceed 25 years.

(3) None of the executive officers of Harcourt General who are also officers of the Company, including those executive officers of Harcourt General who serve as Co-Chief Executive Officers of the Company, participate in the Company's Retirement Plan or SERP.

(4) For purposes of determining Mr. Tansky's retirement benefits under the SERP, Mr. Tansky will be credited with two times his years of service with the Company provided (i) he remains continuously employed by the Company until his 65th birthday and, following his retirement, agrees not to compete with the Company for a period of three years, (ii) the Company terminates his employment other than for cause, or (iii) he resigns under certain circumstances following a change of control of the Company; otherwise, Mr. Tansky's accrued service under the SERP will be calculated at 5/3 times his years of service if he retires after age 65 and in the normal manner in all other cases. Mr. Tansky is 62 years old.

(5) For purposes of determining Mr. Sampson's retirement benefits under the SERP, Mr. Sampson will be credited with 20/13 times his years of service with the Company provided (i) he remains continuously employed by the Company until his 65th birthday, (ii) the Company terminates his employment other than for cause, or (iii) he resigns under certain circumstances before age 65 or following a change of control of the Company; otherwise, Mr. Sampson's accrued service under the SERP will be calculated in the normal manner. Mr. Sampson is 59 years old.

SEVERANCE AGREEMENTS; CHANGE OF CONTROL ARRANGEMENTS

     Messrs. Tansky, Mullins and Sampson and Ms. Katz each has an agreement with the Company effective November 1999, October 1999, September 1998 and May 2000, respectively, pursuant to which each such executive officer is entitled to receive severance payments in the event his or her employment with the Company is terminated in certain situations. If the Company terminates the executive's employment other than for cause or other than due to his or her total disability or death, the executive shall have the right to receive an amount equivalent to two times his then-current annual base salary payable in 24 monthly installments, in the case of Mr. Tansky and one and one-half times his or her then current annual base salary, payable in 18 monthly installments, in the case of Messrs. Mullins and Sampson and Ms. Katz. The executive also will be entitled to receive such payments if his or her employment is terminated by a successor to the Company within 24 months of a change of control of the company in the case of Mr. Tansky, or within 18 months in the case of Messrs. Mullins and Sampson and Ms. Katz (or if the executive resigns within such periods because he or she is not permitted to continue in a position comparable in duties and responsibilities to that which he or she held prior to the change of control).

     The Company's 1997 Incentive Plan and the terms of all outstanding individual award agreements provide that in the event of a change of control of the Company all outstanding awards become fully vested and exercisable. In addition, following receipt of a notice of termination of the Company's Intercompany Services Agreement with Harcourt General, all outstanding stock options and restricted stock granted to officers of the Company who are also officers of Harcourt General become fully vested and exercisable at the earlier of (i) such time as any such person ceases to be an officer or employee of the Company for any reason other than voluntary resignation prior to the time such person ceases to be an officer of Harcourt General or removal for cause, or (ii) the termination date of the Intercompany Services Agreement, except that if any such person remains an officer or regular employee of the Company six months after termination of the Intercompany Services Agreement, such person's stock awards will continue to vest in accordance with the terms of the 1997 Incentive Plan and the applicable award instrument. Outstanding stock options held by any of such officers who cease to be officers or employees of the Company remain exercisable for the lesser of two years or the expiration date of the applicable grant. Harcourt General has notified the Company of the termination of the Intercompany Services Agreement effective May 14, 2001. See Footnote 2 to the "Summary Compensation Table" above.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During fiscal 2000 and through November 7, 2000, Messrs. Tansky and Sampson and Ms. Katz had outstanding loans under the Company's Key Executive Stock Purchase Loan Plan (the "Loan Plan") in the respective maximum aggregate principal amounts of $367,594, $536,648 and $178,102. At November 7, 2000, the outstanding amounts of such loans were as follows: Mr. Tansky -- $367,594; Mr. Sampson -- $536,648 and Ms. Katz -- $0. In accordance with the provisions of the Loan Plan, these loans were used to acquire shares of the Company's common stock either in the open market or pursuant to stock option exercises and to discharge certain tax liabilities incurred in connection with the release of restrictions on previous grants of restricted common stock. The loans are secured by a pledge of the purchased shares and bear interest at an annual rate of 5%, payable quarterly. Pursuant to the terms of the Loan Plan, each executive officer's loan will become due and payable seven months after his or her employment with the Company terminates. No other executive officer of the Company had outstanding loans under the Loan Plan in excess of $60,000 during fiscal 2000 or subsequent thereto.

                            ------------------------

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EACH AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION, STOCK PERFORMANCE GRAPH AND REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, NOR SHALL SUCH SECTIONS OF THIS PROXY STATEMENT BE DEEMED TO BE INCORPORATED INTO ANY FUTURE FILINGS MADE BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Introduction

     The Compensation Committee is composed of Walter J. Salmon (Chairman), Matina S. Horner, and Vincent M. O'Reilly. The members of the Compensation Committee are all independent directors.

     The principal responsibility of the Committee is to review the performance of, and determine the compensation for, the executive officers of the Company who are not also executive officers of Harcourt General. The individuals in this group for fiscal 2000 include Messrs. Tansky, Sampson, Mullins, and Ms. Katz, all of whom are named executive officers in the Summary Compensation Table. The compensation of Harcourt General's executive officers, most of whom are also executive officers of the Company, is determined by Harcourt General's Compensation Committee, except that the Committee decides whether and to what extent any of such officers should receive any stock-based awards under the Company's 1997 Incentive Plan.

  Compensation Policies

     The principal objectives of the Company's executive compensation program are to (i) reward competitively its executive officers, (ii) attract and retain individuals important to the success of the Company, (iii) provide incentives that will motivate those executives, and (iv) reward the Company's executives for achieving the business objectives of the Company and its operating divisions over both the short and long terms.

     The Committee makes annual and long term incentives a significant component of the Company's executive officers' total compensation. The Committee also increases the variable risk and reward of such incentive compensation in proportion to an executive's level of responsibility in the Company.

     Early in each fiscal year, the Committee considers the recommendations of the Co-Chief Executive Officers, which are supported by data generated by the Company's Human Resources Department and/or outside compensation consultants, for each component of compensation of the Company's executive officers and for the totality of their compensation. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are (i) base salary, (ii) annual incentive bonus, and (iii) stock incentives.

       Base Salary

         For fiscal 2000, base salary was determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data was used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons were made to a broad range of domestic publicly held retailing companies, including "upscale" specialty retailing companies. Because the Company competes for executive talent with a broad range of companies, the Committee did not limit its comparison information for compensation purposes to the companies included in the peer group in the Stock Performance Graph. For fiscal 2000, the Committee generally set its salary and total cash compensation benchmarks (assuming that target bonuses would be achieved) for executive officers at the middle range of the comparison group of companies.

         The Committee reviewed in detail the base salary levels for each of the named executive officers of the Company. While the Committee used the benchmarks described above as a reference point, a particular individual's base salary may vary from the benchmark depending upon his or her salary history, experience, individual performance, guidelines established by the Co-Chief Executive Officers with respect to salary increases for the entire Company, and the subjective judgment of the Committee.

       Annual Incentive Bonus

         The annual incentive bonus program is intended to put substantial amounts of total cash compensation at risk with the intent of focusing the attention of the executives on achieving both the Company's and their division's performance goals and their individual goals, thereby contributing to profitability and building shareholder value. For fiscal 2000 the named executive officers' cash bonus opportunity for performance at the level of meeting the fiscal 2000 threshold budget targets ranged from 9.0625% to 15% of base salary, and increased to a range of 36.25% to 60% of base salary for performance above the fiscal 2000 budget. For performance in fiscal 2000 which represented a significant improvement over the Company's fiscal 2000 budget, cash bonus opportunities ranged from 72.5% to 120% of base salary. The determination of annual bonuses for the named executive officers for fiscal 2000 was based principally on (i) the achievement of performance objectives by the operating division for which the executive was responsible, (ii) the individual executive's own performance, and (iii) the Company's overall performance. The divisional performance component of the bonus was determined based on a weighting of several factors, the most important of which was operating earnings before corporate expenses. Other factors included return on net assets for Neiman Marcus Stores and Bergdorf Goodman, and growth in the number of customer accounts for Neiman Marcus Direct. The individual performance goals for each of the Company's named executive officers included the achievement of certain specified tasks.

         Bonuses actually awarded to the named executive officers for fiscal 2000 were determined by an assessment of all of these factors, as well as certain subjective factors.

         In September 2000 the Compensation Committee established the Company's and each division's performance goals for fiscal 2001 and determined the executive officers who should participate in the annual incentive plan for that year and their respective bonus award opportunities. For fiscal 2001 the named executive officers' cash bonus opportunity for performance at the level of meeting the fiscal 2001 threshold budget targets will range from 10% to 15% of base salary, and will increase to a range of 40% to 60% of base salary for performance above the fiscal 2001 budget which would represent an improvement over the Company's fiscal 2000 results. For performance in fiscal 2001 which would represent a significant improvement over the Company's fiscal 2001 budget, cash bonus opportunities will range from 80% to 120% of base salary. If performance is below the fiscal 2001 threshold budget targets, the Committee may reduce cash bonus awards or not grant them at all.

       Stock Incentives

         The Committee's purpose in awarding equity based incentives is to achieve as much as possible an identity of interest between the Company's executives and the long term interest of the stockholders. For fiscal 2000, the principal factors considered in determining which executives (including the named executive officers and those Harcourt General officers who also serve as executive officers of the Company) were awarded equity based compensation, and in determining the types and amounts of such awards, included salary levels, equity awards granted to executives at competing retail companies, and the performance, experience, and level of responsibility of each executive.

         The Company granted three kinds of equity based incentives in fiscal 2000: (i) non-qualified stock options, (ii) performance accelerated restricted stock and (iii) time-lapse restricted stock. Non-qualified stock options vest over a five year period and terminate ten years and one day from the date of grant. The restrictions on performance accelerated restricted stock lapse upon the earlier of (i) the achievement of specified business objectives (including without limitation improvements in operating earnings and return on net assets) within five years of the date of grant, or (ii) the eighth anniversary of the date of grant. The restrictions on the time-lapse restricted stock lapse, and the non-qualified stock options vest twenty percent (20%) per year on each of the first five anniversaries of the grant.

  Compensation of the Co-Chief Executive Officers

     The Company's Co-Chief Executive Officers, Messrs. Smith and Knez, receive all of their cash compensation from Harcourt General and not from the Company. For further information regarding the charges incurred by the Company for the services of its Co-Chief Executive Officers under the Intercompany Services Agreement between the Company and Harcourt General, see Note 1 to the Summary Compensation Table. While the Special Review Committee of the Company reviews each year the appropriateness of the charges by Harcourt General to the Company under the Intercompany Services Agreement, neither this Committee nor the Special Review Committee plays any role in determining the compensation that any executive officer of Harcourt General receives from Harcourt General.

     In order to align the interest of the Co-Chief Executive Officers specifically with those of the Company's stockholders, in December 1999 the Committee granted to each of Messrs. Smith and Knez options to purchase 55,500 shares of Class A Common Stock and awarded to each of them 9,250 shares of restricted Class A Common Stock. The options become exercisable at the rate of 20% per year on each of the first five anniversaries of the grant, and the restrictions on the sale of the restricted stock lapse ratably over five years, provided that, following receipt of a notice of termination of the Company's Intercompany Services Agreement with Harcourt General, all outstanding stock options and restricted stock granted to officers of the Company who are also officers of Harcourt General, including the Co-Chief Executive Officers, become fully vested and exercisable at the earlier of (i) such time as any such person ceases to be an officer or employee of the Company for any reason other than voluntary resignation prior to the time such person ceases to be an officer of Harcourt General or removal for cause, or (ii) the termination date of the Intercompany Services Agreement, except that if any such person remains an officer or regular employee of the Company six months after termination of the Intercompany Services Agreement, such person's stock awards will continue to vest in accordance with the terms of the 1997 Incentive Plan and the applicable award instrument. Outstanding stock options held by any of such officers who cease to be officers or employees of the Company remain exercisable for the lesser of two years or the expiration date of the applicable grant. Harcourt General has notified the Company of the termination of the Intercompany Services Agreement effective May 14, 2001.

  Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year which is not "performance based" paid to each of the executive officers named in the Summary Compensation Table. During fiscal 1997, the Committee, the Board of Directors and the stockholders of the Company approved The Neiman Marcus Group 1997 Incentive Plan. This Plan allows the Committee to award stock incentives and cash bonuses based on objective criteria. It is expected that the stock incentives and cash bonuses awarded under the Plan will generally be characterized as "performance based" compensation and therefore will be fully deductible by the Company. The Company expects that the executive officers of the Company will, in appropriate cases, agree to defer income if and to the extent that their compensation is not deductible by the Company under the Code. The Committee will continue to monitor the requirements of the Code to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executives of the Company with appropriate incentives and rewards for their performance.

                                          COMPENSATION COMMITTEE

                                          Walter J. Salmon, Chairman
                                          Matina S. Horner
                                          Vincent M. O'Reilly

                            STOCK PERFORMANCE GRAPH

     The following graph compares the total cumulative return over five years on the Company's Common Stock to the total cumulative return over the same period of the common stocks of companies in (i) the Standard & Poor's 500 Index, and
(ii) a peer group index used by the Company in fiscal 1999 (Old Peer Index) consisting of Tiffany & Co. and Nordstrom, Inc., and (iii) a new peer index (New Peer Index) which includes Saks, Inc. and Federated Department Stores, Inc., along with Tiffany and Nordstrom. The Old Peer Index has been expanded to provide a more meaningful comparison to a broader group of retailers. For example, during the most recent five year period, the stock price of Tiffany & Co. appreciated from $4.75 to $34.25 (adjusted for stock splits), an increase of 621%. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 at July 29, 1995, and that all dividends were reinvested. The predecessor of Saks, Inc. began trading on the New York Stock Exchange in May 1996 and, accordingly, is included in the New Peer Index commencing as of the end of the Company's 1996 fiscal year. The graph uses the price of the Company's Class A Common Stock for the period since the October 22, 1999 recapitalization of the Company which created two classes of common stock, Class A and Class B. Returns on the common stocks of the companies in each peer group index have been weighted annually at the beginning of each fiscal year to reflect relative stock market capitalization. The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock.

[Stock Performance Graph]

                                         THE NEIMAN MARCUS
                                            GROUP, INC.           S&P 500 INDEX          OLD PEER INDEX         NEW PEER INDEX
                                         -----------------        -------------          --------------         --------------
July 29, 1995                                  100.00                 100.00                 100.00                 100.00
August 3, 1996                                 174.80                 113.86                 115.86                 110.14
August 2, 1997                                 181.71                 169.79                 160.21                 150.18
August 1, 1998                                 214.63                 199.39                 300.75                 210.82
July 31, 1999                                  162.60                 236.40                 410.06                 211.81
July 29, 2000                                  212.23                 254.57                 387.93                 142.21

                         REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors (Board), the Audit Committee of the Board (Committee) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2000, the Committee met five times, and beginning in April 2000, the Committee chairman, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement and Form 10-Q with management, the internal auditors and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and discussed with the independent auditors the independent auditors' independence. The Committee also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended July 29, 2000, with management, the internal auditors and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended July 29, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of Deloitte & Touche LLP as the independent auditors for the Company.

September 22, 2000

                                          AUDIT COMMITTEE

                                          Vincent M. O'Reilly, Chairman
                                          Matina S. Horner
                                          Walter J. Salmon

            2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending July 28, 2001.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid, or accrued, approximately $3.1 million on account of professional services rendered by Deloitte & Touche LLP for the fiscal year ended July 29, 2000.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the shares present or represented at the Annual Meeting. On this proposal, abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 28, 2001.

                            3.  STOCKHOLDER PROPOSAL

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, the record owner of 150 shares of the Company's Class A Common Stock, has submitted for consideration at the Annual Meeting the proposal set forth below. Following the proposal is the stockholder's statement in support thereof, in the form received by the Company, and the statement of the Company's Board of Directors in opposition thereto.

     "RESOLVED: That the stockholders of Neiman Marcus, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     "REASONS: Many states have mandatory cumulative voting, so do National Banks."

     "In addition, many corporations have adopted cumulative voting."

     "Last year the owners of 10,666,718 shares, representing approximately 26% of shares voting, voted FOR this proposal."

     "If you AGREE, please mark your proxy FOR this resolution."

     Statement of the Board of Directors in Opposition

     The Company's present system for election of directors, which is like that of many major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. The Board of Directors believes that the current voting system is most likely to produce an effective Board of Directors which will represent the interests of all of the Company's stockholders. Cumulative voting, which permits relatively small groups of stockholders to elect directors to represent their particular interests or points of view, could result in the creation of an adversarial Board of Directors, where each director advocates the positions of the group responsible for his or her election rather than the positions which are in the best interest of the Company and all of the stockholders. The Board of Directors believes there should never be any question as to whether a Director is acting for the benefit of all of the stockholders, rather than as a representative of any special group.

     Approval of this advisory proposal requires a favorable vote of a majority of the shares present or represented at the Annual Meeting. On this proposal, abstentions will have the same effect as votes cast against the proposal and broker non-votes will have no effect. Section 214 of the General Corporation Law of the State of Delaware states that a certificate of incorporation may provide for cumulative voting. In order actually to effect cumulative voting, therefore, stockholders of the Company must vote to amend the Company's Restated Certificate of Incorporation to so provide. No such proposal has been placed before the stockholders, but if it were, it would require the favorable vote of the holders of shares representing at least a majority of the issued and outstanding Class A Common Stock and Class B Common Stock voting as a single class.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

                               4.  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          AND NOMINATIONS FOR DIRECTOR
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN JANUARY 2002

     In order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in January 2002, they must be received by the Secretary of the Company by July 20, 2001.

     For proposals that stockholders intend to present at the Annual Meeting of Stockholders to be held in January 2002 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of the Company of such intent by October 20, 2001, any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

     In order for suggestions by stockholders for nominees for director to be considered by the Nominating Committee, they must be received by the Secretary of the Company by October 20, 2001; see "Meetings and Committees of the Board of Directors -- Nominating Committee."

     All such communications to the Secretary of the Company must be in writing and must be received by the Company at its principal executive offices (27 Boylston Street, Chestnut Hill, Massachusetts 02467) by the applicable date.

                                           By Order of the Board of Directors

                                                    ERIC P. GELLER
                                                       Secretary

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      APPENDIX A

                         THE NEIMAN MARCUS GROUP, INC.
                            AUDIT COMMITTEE CHARTER

I.  AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an avenue of communication for the independent auditors, management, the internal auditing department, and the Board of Directors.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet regularly to carry out its responsibilities. The Committee shall meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed.

III.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

  General

     1. Review and reassess the adequacy of this charter at least annually. Make recommendations to the Board of Directors, as conditions dictate, to revise this charter. Publish the charter as required by SEC regulations.

     2. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and shall have direct access to the independent auditors as well as anyone in the organization. The Audit Committee may retain, at the Company's expense, legal counsel or accounting or other experts as it deems necessary in the performance of its duties.

     3. Maintain communication with management, independent accountants, internal auditors, legal counsel and other key personnel.

     4. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     5. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     6. Annually prepare a report to shareholders as required by the Securities and Exchange Commission for inclusion in the Company's annual proxy statement.

  Financial Reporting

     7. Review the Company's annual audited financial statements prior to the release of earnings and/or the filing of the Company's Form 10-K. The review should include discussions with management and the independent auditors of significant issues regarding accounting principles, practices, judgments and the quality of financial reporting. The review should also include all communications required of the independent auditors by generally accepted auditing standards.

     8. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses. Assess SEC inquiries and the results of examinations by other regulatory authorities in terms of important findings, recommendations and management's response.

     9. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to the filing of the Company's Form 10-Q. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with generally accepted auditing standards. The Chair of the Committee or his designee may represent the entire Audit Committee for purposes of this review.

  Independent Auditors

     10. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. The Audit Committee shall also review and approve the appointment of the lead audit partner.

     11. On an annual basis, the Committee should review the independent auditor's written affirmation of independence and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditor's independence.

     12. Approve the fees and other significant compensation paid to the independent auditors.

     13. Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

  Internal Audit Department and Legal Compliance

     14. Review the budget, plan, activities, organizational structure, and qualifications of the internal audit department.

     15. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

                                                                       714-PS-00

CLASS A COMMON STOCK                 PROXY                  CLASS A COMMON STOCK

                         THE NEIMAN MARCUS GROUP, INC.

                ANNUAL MEETING OF STOCKHOLDERS, JANUARY 19, 2001

         Robert A. Smith, Brian J. Knez and Eric P. Geller, and each of them singly, each with power of substitution, are hereby authorized to represent and vote all shares of Class A Common Stock of the undersigned at the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts on Friday, January 19, 2001, at 10:00 a.m. and at any adjournments or postponements thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated November 22, 2000, and a copy of the Annual Report for the year ended July 29, 2000.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF THE NEIMAN MARCUS GROUP, INC. RECOMMENDS A VOTE FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.


-----------                                                          -----------
SEE REVERSE             (SEE REVERSE SIDE TO CAST VOTE)              SEE REVERSE
    SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE           SIDE
-----------                                                          -----------

--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

1. Election of Directors: No Class A Directors are to be elected.

--------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
--------------------------------------------------------------------------------

                                                            FOR  AGAINST ABSTAIN
2. Approval of appointment of Deloitte & Touche LLP
   as independent auditors of the Company for               [ ]    [ ]     [ ]
   the current fiscal year.

--------------------------------------------------------------------------------



-----------------------------------------------------------------------
              THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                       AGAINST PROPOSAL 3.
-----------------------------------------------------------------------
                                                   FOR  AGAINST ABSTAIN
3. Approval of stockholder proposal concerning
   cumulative voting.                              [ ]    [ ]     [ ]

-----------------------------------------------------------------------
                  MARK HERE                    MARK HERE
                 FOR ADDRESS   [ ]            IF YOU PLAN   [ ]
                 CHANGE AND                    TO ATTEND
                NOTE AT LEFT                 THE MEETING

For joint accounts, each owner should sign. Executors, Administrators, Trustees, etc. should give full title.


Signature: ________________ Date: _____  Signature: ________________ Date: _____

                                  DETACH HERE

CLASS B COMMON STOCK                 PROXY                  CLASS B COMMON STOCK

                         THE NEIMAN MARCUS GROUP, INC.

                ANNUAL MEETING OF STOCKHOLDERS, JANUARY 19, 2001

         Robert A. Smith, Brian J. Knez and Eric P. Geller, and each of them singly, each with power of substitution, are hereby authorized to represent and vote all shares of Class B Common Stock of the undersigned at the Annual
Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts on Friday, January 19, 2001, at 10:00 a.m. and at any adjournments or postponements thereof (the "Annual Meeting"). The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated November 22, 2000, and a copy of the Annual Report for the year ended July 29, 2000.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF THE NEIMAN MARCUS GROUP, INC. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH BELOW, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

ELECTION OF CLASS B DIRECTORS
NOMINEES: (01) RICHARD A. SMITH, (02) ROBERT A. SMITH

-----------                                                          -----------
SEE REVERSE             (SEE REVERSE SIDE TO CAST VOTE)              SEE REVERSE
    SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE           SIDE
-----------                                                          -----------

                                  DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE                                       ]

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
                                                               FOR   WITHHELD
1. Election of Class B Directors (See reverse)                 [ ]     [ ]

           [  ]______________________________________
               For all nominees except as noted above

                                                            FOR  AGAINST ABSTAIN
2. Approval of the appointment of Deloitte & Touche
   LLP as independent auditors of the Company for           [ ]    [ ]     [ ]
   the current fiscal year.

--------------------------------------------------------------------------------

                            ----------------------------------------------------
                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                             AGAINST PROPOSAL 3.
                            ----------------------------------------------------
                                                            FOR  AGAINST ABSTAIN
                            3. Approval of stockholder
                               proposal concerning          [ ]    [ ]     [ ]
                               cumulative voting.
                            ----------------------------------------------------
                              MARK HERE                  MARK HERE
                             FOR ADDRESS   [ ]          IF YOU PLAN   [ ]
                              CHANGE AND                 TO ATTEND
                             NOTE AT LEFT               THE MEETING

                            For joint accounts, each owner should sign.
                            Executors, Administrators, Trustees, etc. should give full title.


Signature: ________________ Date: _____  Signature: ________________ Date: _____

                                  DETACH HERE


                        CONFIDENTIAL VOTING INSTRUCTIONS
                      TO: FIDELITY MANAGEMENT TRUST COMPANY
                                AS TRUSTEE UNDER

                          THE NEIMAN MARCUS GROUP, INC.

                              EMPLOYEE SAVINGS PLAN
             WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
                THE NEIMAN MARCUS GROUP, INC.-- JANUARY 19, 2001

     I hereby instruct the Trustee to vote (in person or by proxy) all shares of Class A Common Stock of The Neiman Marcus Group, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts on Friday, January 19, 2001, at 10:00 a.m. and at any adjournments or postponements thereof. The undersigned hereby revokes any instruction previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated November 22, 2000, and a copy of the Annual Report for the year ended July 29, 2000.

THE SHARES REPRESENTED BY THIS INSTRUCTION CARD WILL BE VOTED BY THE TRUSTEE AS DIRECTED BY THE UNDERSIGNED. FIDELITY MANAGEMENT TRUST COMPANY MAKES NO RECOMMENDATIONS CONCERNING YOUR INSTRUCTIONS. THE BOARD OF DIRECTORS OF THE NEIMAN MARCUS GROUP, INC. RECOMMENDS A VOTE FOR PROPOSAL 2 AND AGAINST PROPOSAL
3. IF THIS INSTRUCTION CARD IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF THIS INSTRUCTION CARD IS NOT RECEIVED BY JANUARY 15, 2001, THE SHARES CREDITED TO YOUR ACCOUNT WILL NOT BE VOTED.

-----------                                                          -----------
SEE REVERSE             (SEE REVERSE SIDE TO CAST VOTE)              SEE REVERSE
    SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE           SIDE
-----------                                                          -----------

--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

             THIS INSTUCTION CARD IS SOLICITED BY THE PLAN TRUSTEE

1. Election of Directors: No Class A Directors are to be elected.

--------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
--------------------------------------------------------------------------------
                                                            FOR  AGAINST ABSTAIN
2. Approval of appointment of Deloitte & Touche LLP
   as independent auditors of the Company for the           [ ]    [ ]     [ ]
   current fiscal year.

--------------------------------------------------------------------------------



-----------------------------------------------------------------------
              THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                       AGAINST PROPOSAL 3.
-----------------------------------------------------------------------
                                                   FOR  AGAINST ABSTAIN
3. Approval of stockholder proposal concerning
   cumulative voting.                              [ ]    [ ]     [ ]

-----------------------------------------------------------------------
                  MARK HERE                    MARK HERE
                 FOR ADDRESS   [ ]            IF YOU PLAN   [ ]
                 CHANGE AND                    TO ATTEND
                NOTE AT LEFT                 THE MEETING

For joint accounts, each owner should sign. Executors, Administrators, Trustees, etc. should give full title.


Signature: ________________ Date: _____

To:      Participants in The Neiman Marcus Group, Inc.
         Employee Savings Plan

From:    Fidelity Management Trust Company
         Trustee of the Employee Savings Plan

Date:    November 22, 2000

       As a participant in The Neiman Marcus Group, Inc. Employee Savings Plan, which owns shares of The Neiman Marcus Group, Inc., you are entitled to instruct the Trustee on how to vote the shares of The Neiman Marcus Group, Inc. Class A Common Stock in your account on matters scheduled to come before the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held on Friday, January 19, 2001.

       A proxy statement, voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it in the return envelope by January 15, 2001 to exercise your right to direct the trustee with respect to shares of The Neiman Marcus Group, Inc. allocated to your account.

       If you own shares of The Neiman Marcus Group, Inc. outside of the Employee Savings Plan, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of The Neiman Marcus Group, Inc.



Enclosures